EXHIBIT 10.3
Avaya Inc.
One Penn Plaza, 16th Floor
New York, NY 11019

Personal and Confidential
By Email

December 23, 2022
Shefali Shah

Re:     Retention Bonus
Dear Shefali:
On behalf of Avaya Inc. (the “Company”), I am pleased to offer you the opportunity to receive a one-time cash retention bonus in the amount of $1,200,000 (the “Retention Bonus”), if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of December 27, 2022 (the “Effective Date”), provided that you execute and return a copy of this Agreement to the Company, as described on the signature page below, no later than December 27, 2022.
As a condition to receiving the Retention Bonus opportunity, you hereby waive any and all rights you may have to (i) participate in any annual bonus plan established by the Company or any of its affiliates for the 2023 fiscal year and/or (ii) receive any equity-based compensation awards for the 2023 fiscal year pursuant to any equity incentive plan in effect on the Effective Date, and you acknowledge and agree that the foregoing waiver does not constitute “Good Reason” pursuant to, or otherwise violate or trigger any payments or rights pursuant to, your Employment Agreement or any other compensation plan, program or arrangement maintained by the Company or any of its affiliates. Notwithstanding the foregoing, you are not waiving any right to receive any equity-based compensation awards pursuant to any equity incentive plan established by the Company or any of its successors following the Effective Date. Certain capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 2 below.
1.Retention Bonus. Subject to the terms and conditions set forth herein, the Company will pay you the Retention Bonus, in a lump sum, prior to mid-in January 2023.
(a)Once paid to you, the Retention Bonus will vest and become non-forfeitable on September 30, 2023 (the “Vesting Date”), subject to your continued employment with the Company through the Vesting Date (except as set forth in Section 1(b) below) and the other terms and conditions set forth herein.
(b)Notwithstanding anything to the contrary in Section 1(a) above, in the event that, prior to the Vesting Date, the effective date of a plan of reorganization confirmed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–

1532 (the “Emergence Date”) occurs with respect to the Company, 50% of the Retention Bonus will accelerate and vest and become non-forfeitable on the Emergence Date (as opposed to the Vesting Date).
(c)You agree that in the event your employment with the Company terminates prior to the Vesting Date due to a non-Qualifying Termination, you will be required to repay 100% of the After-Tax Value of any unvested portion of the Retention Bonus to the Company within twenty (20) days of such non-Qualifying Termination. For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if your employment with the Company terminates due to a Qualifying Termination or if you are employed by the Company on the Vesting Date, and to the extent that your non-Qualifying Termination occurs after the Emergence Date but prior to the Vesting Date, you will not be required to repay the 50% of the Retention Bonus that vested on the Emergence Date.
2.Definitions. For purposes of this Agreement:
“After-Tax Value” means, with respect to the applicable portion of the Retention Bonus to be repaid, the gross amount to be repaid, net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” has the meaning set forth in your Employment Agreement or, if not defined in your Employment Agreement or if no Employment Agreement exists, in the Company’s Change in Control Severance Plan.
“Disability” has the meaning set forth in your Employment Agreement or, if not defined in your Employment Agreement or if no Employment Agreement exists, in the Company’s Change in Control Severance Plan.
“Employment Agreement” means your employment agreement or offer letter with the Company, as in effect on the Effective Date, if any.
“Good Reason” has the meaning set forth in your Employment Agreement or, if not defined in your Employment Agreement or if no Employment Agreement exists, in the Company’s Change in Control Severance Plan.
“Qualifying Termination” means a termination of your employment with the Company triggered (i) by the Company for a reason other than Cause, (ii) by you for Good Reason or (iii) due to your death or Disability, if, and only if, in the case of any termination pursuant to clauses (i), (ii) or (iii), you (or your estate or authorized representative, as applicable) execute, and do not revoke, a general release of employment-related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so.
3.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or any of its affiliates or any of their respective successors) or interfere in any way with the right of the Company

(or any of its affiliates or any of their respective successors) to terminate your employment at any time in accordance with your Employment Agreement or other applicable arrangement.
5.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of your salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan expressly provides otherwise.
6.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
7.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
8.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
9.Section 409A. The Retention Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, this Agreement shall be interpreted in a manner consistent therewith.
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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date and return a copy of this Agreement to Shefali Shah at Sashah@avaya.com. You should make a copy of the executed Agreement for your records.
Very truly yours,
AVAYA INC.

By:        /s/ Alan B. Masarek
Name:    Alan Masarek
Title: CEO
ACKNOWLEDGED AND AGREED:

/s/ Shefali Shah
Shefali Shah

Date: December 23, 2022
Signature Page to Retention Bonus Agreement